Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation.	EXHIBIT 99.2

The following discussions should be read in conjunction with the other sections of our 2008 Annual Report on 10-K, including the revised, consolidated financial statements and related notes also contained within this Form 8-K.

Description of the Company

We manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products, in approximately 150 countries.

Executive Summary

The following executive summary is intended to provide significant highlights of the Discussion and Analysis that follows.

•	Net revenues in 2008 increased 16.9% to $41.9 billion. Net revenues in 2007 increased 8.6% to $35.9 billion.

•	Diluted EPS increased 11.8% to $1.90 in 2008, and decreased 7.6% to $1.70 in 2007. Diluted EPS from continuing operations decreased 22.4% to $1.21 in 2008, and decreased 8.2% to $1.56 in 2007.

•

We made solid progress executing our long-term growth strategy, which focuses on: building a high performing organization; reframing our categories; exploiting our sales capabilities; and driving down costs without compromising quality.

•

On November 30, 2007, we acquired the global LU biscuit business of Groupe Danone S.A. for €5.1 billion (approximately $7.6 billion) in cash. LU Biscuit contributed net revenues of $3.2 billion during 2008, and $2.8 billion on a proforma basis during 2007.

•

On August 4, 2008, we completed the split-off of the Post cereals business. As a result of the split-off, we recorded a gain on discontinued operations of $926 million, or $0.61 per diluted share, in 2008. The results of the Post cereals business were reflected as discontinued operations on the consolidated statement of earnings and prior period results were revised in a consistent manner.

•

In 2008, we completed our $3.1 billion, five-year Restructuring Program. We recorded charges of $989 million during 2008, $459 million during 2007 and $673 million during 2006 as part of our overall Restructuring Program.

•

In 2008, we issued approximately $7.0 billion of senior unsecured notes. We used the net proceeds from these issuances for general corporate purposes, including the repayment of borrowings under the bridge facility used to fund our LU Biscuit acquisition and other short-term borrowings.

•	During 2008, we repurchased 25.3 million shares of our Common Stock for $777 million under our $5.0 billion share repurchase program.

•

In the third quarter of 2008, our Board of Directors approved a 7.4% increase in the current quarterly dividend rate to $0.29 per share on our Common Stock. As a result, our current annualized dividend rate is $1.16 per share of Common Stock.

•

In the first quarter of 2007, Altria Group, Inc. (“Altria”) spun off its remaining interest (89.0%) in Kraft Foods on a pro rata basis to Altria stockholders in a tax-free transaction. Effective as of the close of business on March 30, 2007, all Kraft Foods shares owned by Altria were distributed to Altria’s stockholders, and our separation from Altria was completed.

Discussion and Analysis

Growth Strategy

At the Consumer Analyst Group of New York (“CAGNY”) Conference in February 2009, we presented the progress we made in 2008 on our long-term growth strategy and our plans for year three of our plan to return Kraft Foods to reliable growth. Our four growth strategies and 2008 developments are summarized below.

Build a high performing organization – We have done a lot over the past two years to rewire Kraft Foods and create a high performance culture. We have strengthened our senior leadership team and leveraged our business unit structure. We will continue to raise the bar on talent through internal development and external hiring with the goal of organizational diversity at all levels. Effective January 2009, we are reorganizing Kraft Foods Europe to better maximize our potential there, and we already integrated the legacy Kraft Foods and LU Biscuit operations within key markets in our Kraft Foods Developing Markets segment. We are further building scale in Kraft Foods Developing Markets by using business models relevant in individual geographies and countries.

Reframe our categories – We continue to reframe our categories in order to make them more relevant and contemporary with our consumers. We are utilizing our “Growth Diamond” to contemporize our base business, specifically to identify health and wellness trajectory-changing ideas and skew our resources toward those categories, countries and brands that have the highest potential for return. Furthermore, we strengthened our category mix through various acquisitions, divestitures and product pruning over the last few years.

Exploit our sales capabilities – We will continue to use our large scale as a competitive advantage and better leverage our portfolio through superior execution. Our “Wall-to-Wall” initiative for Kraft Foods North America combined the executional benefits of direct-store-delivery used in our Biscuit business unit with the economics of our warehouse delivery to drive faster growth. We are expanding upon that idea with “High Visibility Wall-to-Wall” in large, high turnover stores and geographies.

Drive down costs without compromising quality – We have found new ways to drive sustainable cost savings, while continuing to invest in the quality of our core brands, despite significant increases in product costs. We will continue to leverage quality as a growth driver by increasing the percentage of products rated superior and preferred. We plan to improve gross margins with our new operating structure in Europe and with the implementation of SAP as our core system in North America and Europe.

Items Affecting Comparability of Financial Results

Acquisitions and Divestitures

LU Biscuit Acquisition:

On November 30, 2007, we acquired the global LU biscuit business of Groupe Danone S.A. (“LU Biscuit”) for €5.1 billion (approximately $7.6 billion) in cash. The acquisition included 32 manufacturing facilities and approximately 14,000 employees. We acquired net assets consisting primarily of goodwill of $4,052 million (which will not be deductible for statutory tax purposes), intangible assets of $3,546 million (substantially all of which are indefinite-lived), receivables of $757 million, property, plant and equipment of $1,054 million and inventories of $204 million, and assumed liabilities of $1,063 million consisting primarily of accounts payable and accruals. These purchase price allocations were based upon appraisals that were finalized in the third quarter of 2008. We used borrowings of €5.1 billion to finance this acquisition. Interest incurred on these borrowings was the primary driver of the $533 million increase in interest expense during 2008. LU Biscuit contributed net revenues of $3.2 billion during 2008, and $2.8 billion on a proforma basis during 2007. LU Biscuit reported results from operations on a one month lag in 2007; as such, there was no impact on our operating results. On a proforma basis, LU Biscuit’s net earnings for the year ended December 31, 2007 would have been insignificant to Kraft Foods.

United Biscuits Acquisition:

In 2006, we acquired the Spanish and Portuguese operations of United Biscuits (“UB”) for approximately $1.1 billion. The non-cash acquisition was financed by our assumption of $541 million of debt issued by the acquired business immediately prior to the acquisition, as well as $530 million of value for the redemption of our outstanding investment in UB, primarily deep-discount securities. The redemption of our outstanding investment resulted in a gain on closing of $251 million, or $0.09 per diluted share, in the third quarter of 2006.

Post Cereals Split-off:

On August 4, 2008, we completed the split-off of the Post cereals business into Ralcorp Holdings, Inc. (“Ralcorp”), after an exchange with our shareholders. The exchange is expected to be tax-free to participating shareholders for U.S. federal income tax purposes.

In this split-off transaction, approximately 46.1 million shares of Kraft Foods Common Stock were tendered for $1,644 million. Our shareholders had the option to exchange some or all of their shares of Kraft Foods Common Stock and receive shares of common stock of Cable Holdco, Inc. (“Cable Holdco”). Cable Holdco was our wholly owned subsidiary that owned certain assets and liabilities of the Post cereals business. In exchange for the contribution of the Post cereals business, Cable Holdco issued approximately $665 million in debt securities, issued shares of its common stock and assumed a $300 million credit facility. Upon closing, we used the cash equivalent net proceeds, approximately $960 million, to repay debt. As a result of the split-off, we recorded a gain on discontinued operations of $926 million, or $0.61 per diluted share, in 2008.

On June 25, 2008, Cable Holdco filed a registration statement on Form S-1/S-4/A with the SEC that announced the start of the exchange offer. Approximately 30.5 million shares of Cable Holdco were offered in exchange for Kraft Foods Common Stock at an exchange ratio of 0.6606. The exchange ratio was calculated using the daily volume-weighted average prices of Kraft Foods Common Stock and Ralcorp common stock on the NYSE on the last three trading days of the offer, which expired on August 4, 2008. The exchange offer was over-subscribed and as a result, the number of shares of Kraft Foods Common Stock accepted for exchange in the offer was prorated. Following the merger of Cable Holdco and a Ralcorp subsidiary, the Cable Holdco common stock was exchanged for shares of Ralcorp common stock on a one-for-one basis.

The Post cereals business included such cereals as Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape-Nuts and Honeycomb. Under Kraft Foods, the brands in this transaction were distributed primarily in North America. In addition to the Post brands, the transaction included four manufacturing facilities, certain manufacturing equipment and approximately 1,230 employees who joined Ralcorp as part of the transaction.

The results of the Post cereals business were reflected as discontinued operations on the consolidated statement of earnings and prior period results were revised in a consistent manner. Pursuant to the Post cereals business Transition Services Agreement, we agreed to provide certain sales, co-manufacturing, distribution, information technology, and accounting and finance services to Ralcorp for up to 12 months, with Ralcorp’s option to extend it for an additional 6 months.

During the fourth quarter of 2008, we increased our gain on discontinued operations by $77 million to correct for a deferred tax liability that should have been written-off upon the split-off of the Post cereals business. As such, our gain from the split-off of the Post cereals business was $926 million.

Summary results of operations for the Post cereals business through August 4, 2008, were as follows:

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Net revenues	$666	$1,107	$1,100

Earnings before income taxes	189	369	369
Provision for income taxes	(70)	(137)	(136)
Gain on discontinued operations, net of income taxes	926	–	–

Earnings and gain from discontinued operations, net of income taxes	$1,045	$232	$233

The following assets of the Post cereals business were included in the split-off (in millions; as revised):

Inventories, net	$94
Property, plant and equipment, net	425
Goodwill	1,234
Other assets	11
Other liabilities	(3)

Distributed assets of the Post cereals business	$1,761

Other Divestitures:

In February 2009, we reached an agreement to divest a juice operation in Brazil. The transaction is subject to customary closing conditions, including regulatory approvals, and we expect it to close by mid-2009.

In 2008, we received $153 million in net proceeds, and recorded pre-tax losses of $92 million on divestitures, primarily related to a Nordic and Baltic snacks operation and four operations in Spain. We recorded after-tax losses of $64 million, or $0.04 per diluted share, on these divestitures.

Included in those divestitures were the following, which were a condition of the EU Commission’s approval of our LU Biscuit acquisition:

•	We divested an operation in Spain. From this divestiture, we received $86 million in proceeds and recorded pre-tax losses of $74 million.
•

We divested a biscuit operation in Spain and a trademark in Hungary that we had previously acquired as part of the LU Biscuit acquisition. As such, the impacts of these divestitures were reflected as adjustments to the purchase price allocations.

In 2007, we received $216 million in proceeds and recorded pre-tax gains of $14 million on the divestitures of our hot cereal assets and trademarks, our sugar confectionery assets in Romania and related trademarks and our flavored water and juice brand assets and related trademarks, including Veryfine and Fruit2O. We recorded an after-tax loss of $5 million on these divestitures to reflect the differing book and tax bases of our hot cereal assets and trademarks divestiture.

In 2006, we received $946 million in proceeds and recorded pre-tax gains of $117 million on the divestitures of our pet snacks brand and assets, rice brand and assets, certain Canadian assets, our industrial coconut assets, a U.S. biscuit brand and a U.S. coffee plant. We recorded after-tax gains of $31 million, or $0.02 per diluted share, on these divestitures, which reflects the tax expense of $57 million related to the differing book and tax bases on our pet snacks brand and assets divestiture.

The aggregate operating results of the divestitures discussed above, other than the divestiture of the Post cereals business, were not material to our financial statements in any of the periods presented. Refer to Note 17, Segment Reporting, to the revised consolidated financial statements for details of all (losses) / gains on divestitures by segment. The net impacts to segment operating income from (losses) / gains on divestitures, along with resulting asset impairment charges, are summarized in the table below.

Asset Impairment Charges

In 2008, we recorded aggregate asset impairment charges of $140 million, or $0.07 per diluted share. During our 2008 review of goodwill and non-amortizable intangible assets, we recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. In addition, in December 2008, we reached a preliminary agreement to divest a juice operation in Brazil and reached an agreement to sell a cheese plant in Australia. In anticipation of divesting the juice operation in Brazil, we recorded an asset impairment charge of $13 million in the fourth quarter of 2008. The charge primarily included the write-off of associated intangible assets of $8 million and property, plant and equipment of $4 million. In anticipation of selling the cheese plant in Australia, we recorded an asset impairment charge of $28 million to property, plant and equipment in the fourth quarter of 2008. Additionally, in 2008, we divested a Nordic and Baltic snacks operation, and incurred an asset impairment charge of $55 million in connection with the divestiture. This charge primarily included the write-off of associated goodwill of $34 million and property, plant and equipment of $16 million. We recorded the aggregate asset impairment charges within asset impairment and exit costs.

No impairments resulted from our 2007 annual review of goodwill and non-amortizable intangible assets. Additionally, in 2007, we divested our flavored water and juice brand assets and related trademarks and incurred an asset impairment charge of $120 million, or $0.03 per diluted share, in recognition of the divestiture. The charge primarily included the write-off of associated intangible assets of $70 million and property, plant and equipment of $47 million and was recorded within asset impairment and exit costs.

We recorded aggregate asset impairment charges in 2006 amounting to $424 million, or $0.17 per diluted share. During our 2006 annual review of goodwill and non-amortizable intangible assets, we recorded a $24 million charge for the impairment of intangible assets in Egypt and our hot cereal intangible assets in the U.S. In addition, we incurred an asset impairment charge of $69 million in 2006 in anticipation of the 2007 divestiture of our hot cereal assets and trademarks. The charge primarily included the write-off of a portion of the associated goodwill of $15 million and intangible assets of $52 million. Additionally, in 2006, we incurred an asset impairment charge of $86 million in recognition of the pet snacks brand and assets divestiture. The charge primarily included the write-off of a portion of the associated goodwill of $25 million and intangible assets of $55 million. Also during 2006, we re-evaluated the business model for our Tassimo hot beverage system due to lagging revenues. This evaluation resulted in a $245 million asset impairment charge from lower utilization of existing manufacturing capacity. We recorded the aggregate asset impairment charges within asset impairment and exit costs.

Refer to Note 6, Asset Impairment, Exit and Implementation Costs, to the revised consolidated financial statements for details of all asset impairment charges by segment. The net impacts to segment operating income from (losses) / gains on divestitures and the corresponding asset impairment charges are summarized in the table below.

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

(Losses) / Gains & Asset Impairment Charges on Divestitures, net:
Kraft Foods North America:
U.S. Beverages	$(1)	$(126)	$(95)
U.S. Cheese	–	–	–
U.S. Convenient Meals	–	–	–
U.S. Grocery	–	–	226
U.S. Snacks (1)	–	12	(160)
Canada & N.A. Foodservice	–	–	(9)
Kraft Foods Europe (2)	(146)	–	–
Kraft Foods Developing Markets	(13)	8	–

Total net impact from divestitures	$(160)	$(106)	$(38)

(1)	This segment was formerly known as U.S. Snacks and Cereals.
(2)	This segment was formerly known as European Union.

Restructuring Program

In 2008, we completed our five-year restructuring program (the “Restructuring Program”). The objectives of this program were to leverage our global scale, realign and lower our cost structure, and optimize capacity. As part of the Restructuring Program, we:

•	incurred $3.1 billion in pre-tax charges reflecting asset disposals, severance and implementation costs;
•	announced the closure of 36 facilities and announced the elimination of approximately 19,000 positions;
•	will use cash to pay for $2.0 billion of the $3.1 billion in charges; and
•	anticipate reaching cumulative, annualized savings of $1.4 billion for the total program.

In 2008, we implemented a new operating structure built on three core elements: business units; shared services that leverage the scale of our global portfolio; and a streamlined corporate staff. Within the new structure, business units now have full P&L accountability and are staffed accordingly. This also ensures that we are putting our resources closer to where we make decisions that affect our consumers and customers. Our corporate and shared service functions continue to streamline their organizations and focus on core activities that can more efficiently support the goals of the business units. The intent is to simplify, streamline and increase accountability, with the ultimate goal of generating reliable growth for Kraft Foods. In total, we will eliminate approximately 1,500 positions as we streamline our headquarter functions.

We incurred charges under the Restructuring Program from continuing operations of $989 million in 2008 or $0.45 per diluted share; $447 million in 2007, or $0.19 per diluted share; and $670 million in 2006, or $0.27 per diluted share. Since the inception of the Restructuring Program, we have paid cash for $1.5 billion of the $3.1 billion in charges. At December 31, 2008, we had $489 million accrued in Restructuring Program costs. As part of the Restructuring Program, we announced the closure of six plants during 2008. In connection with our severance initiatives, as of December 31, 2008, we had eliminated approximately 15,200 positions, and we had announced our intent to eliminate an additional 3,800 positions.

Under the Restructuring Program, we recorded asset impairment and exit costs from continuing operations of $884 million during 2008, $320 million during 2007 and $575 million during 2006. We recorded implementation costs from continuing operations of $105 million in 2008, $127 million in 2007 and $95 million in 2006. Implementation costs are directly attributable to exit costs; however, they do not qualify for treatment under guidance related to accounting for costs associated with exit or disposal activities. These costs primarily include the discontinuance of certain product lines, incremental expenses related to the closure of facilities, the Electronic Data Systems (“EDS”) transition and the reorganization of our European operations discussed below. Management believes the disclosure of implementation charges provides readers of our financial statements greater transparency to the total costs of our Restructuring Program.

In addition, we made $498 million in capital expenditures to implement the Restructuring Program, including $111 million spent in 2008. Incremental cost savings totaled approximately $283 million in 2008, resulting in cumulative annualized savings under the Restructuring Program of approximately $1,066 million by the end of 2008. Cumulative annualized cost savings resulting from the Restructuring Program were approximately $783 million by the end of 2007. Refer to Note 6, Asset Impairment, Exit and Implementation Costs, to the revised consolidated financial statements for details of our Restructuring Program by segment.

Kraft Foods Europe Reorganization

We are also in the process of reorganizing our European operations to function on a pan-European centralized category management and value chain model. After the reorganization is complete, the European Principal Company (“EPC”) will manage the European categories centrally and make decisions for all aspects of the value chain, except for sales and distribution. The European subsidiaries will execute sales and distribution locally, and the local production companies will act as toll manufacturers on behalf of the EPC. The EPC legal entity has been incorporated as Kraft Foods Europe GmbH in Zurich, Switzerland. As part of the reorganization, we incurred $16 million of restructuring costs, $39 million of implementation costs and $11 million of non-recurring costs during 2008; $21 million of restructuring costs, $24 million of implementation costs and $10 million of other non-recurring costs during 2007; and $7 million of restructuring costs during 2006. Restructuring and implementation costs are recorded as part of our overall Restructuring Program. Other costs relating to our Kraft Foods Europe Reorganization are recorded as marketing, administration and research costs. Management believes the disclosure of implementation and other non-recurring charges provides readers of our financial statements greater transparency to the total costs of our Kraft Foods Europe Reorganization.

Provision for Income Taxes

Our effective tax rate was 29.0% in 2008, 30.2% in 2007 and 22.4% in 2006. Our effective tax rate included net tax benefits of $222 million from discrete tax events in 2008. Of the total net tax benefits, approximately $50 million related to fourth quarter corrections of state, federal and foreign tax liabilities and a third quarter reconciliation of our inventory of deferred tax items that resulted in a write-down of our net deferred tax liabilities. The remaining net tax benefits primarily related to the resolution of various tax audits and the expiration of statutes of limitations in various jurisdictions. Other discrete tax benefits included the impact from divestitures of a Nordic and Baltic snacks operation and several operations in Spain and the tax benefit from impairment charges taken in 2008. In addition, the 2008 tax rate benefited from foreign earnings taxed below the U.S. federal statutory tax rate and from the expected tax benefit on 2008 restructuring expenses. These benefits were only partially offset by state tax expense and certain foreign tax costs.

Our 2007 effective tax rate included net tax benefits of $184 million, primarily including the effects of dividend repatriation benefits, foreign joint venture earnings and the effect on foreign deferred taxes from lower foreign tax rates enacted in 2007. The 2007 tax rate also benefited from foreign earnings taxed below the U.S. federal statutory tax rate, an increased domestic manufacturing deduction, and the divestiture of our flavored water and juice brand assets and related trademarks. These benefits were partially offset by state tax expense, tax costs associated with the divestiture of our hot cereal assets and trademarks and interest income from Altria related to the transfer of our federal tax contingencies.

During 2006, the IRS concluded its examination of Altria’s consolidated tax returns for the years 1996 through 1999. The IRS issued a final Revenue Agents Report on March 15, 2006. Consequently, Altria reimbursed us $337 million for federal tax reserves that were no longer necessary and $46 million for interest ($29 million net of tax). We also recognized net state tax reversals of $39 million, for a total tax provision benefit of $376 million ($337 million federal plus $39 million state). The total benefit to net earnings that we recognized in 2006 due to the IRS settlement was $405 million, or $0.24 per diluted share. The 2006 tax rate also benefited from the resolution of various tax items in our foreign operations, dividend repatriation benefits, joint venture earnings, and lower foreign tax rates enacted in 2006 (primarily Canada). These benefits were partially offset by state tax expense and by the tax costs associated with our 2006 divestitures.

As a result of our spin-off, Altria transferred our federal tax contingencies of $375 million to our balance sheet and related interest income of $77 million, or $0.03 per diluted share, in the first quarter of 2007. Following our spin-off from Altria, we are no longer a member of the Altria consolidated tax return group, and we now file our own federal consolidated income tax returns. Although we have taken steps to mitigate the loss of tax benefits as a result of filing separately, we currently estimate the annual amount of lost tax benefits to be in the range of $50 million to $75 million.

Consolidated Results of Operations

The following discussion compares our consolidated results of operations for 2008 with 2007, and for 2007 with 2006.

Many factors have an impact on the timing of sales to our customers. These factors include, among others, the timing of holidays and other annual or special events, seasonality, significant weather conditions, timing of our own or customer incentive programs and pricing actions, customer inventory programs and general economic conditions. Our domestic operating subsidiaries report year-end results as of the Saturday closest to the end of each year, and our international operating subsidiaries generally report year-end results two weeks prior to the Saturday closest to the end of each year.

2008 compared with 2007:

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions, except per share data; as revised)

Net revenues	$41,932	$35,858	$6,074	16.9%

Operating income	3,843	4,176	(333)	(8.0%	)

Earnings from continuing operations	1,848	2,492	(644)	(25.8%	)

Net earnings attributable to Kraft Foods	2,884	2,721	163	6.0%

Diluted earnings per share attributable to Kraft Foods	1.90	1.70	0.20	11.8%
Net Revenues – Net revenues increased $6,074 million (16.9%) to $41,932 million in 2008, due to the following:
Change in net revenues (by percentage point)
2007 LU Biscuit acquisition			8.9pp
Higher net pricing			7.4pp
Favorable foreign currency			2.0pp
Favorable mix			1.0pp
Favorable resolution of a Brazilian value added tax claim			0.2pp
Impact of divestitures			(0.8)pp
Lower volume			(1.8)pp

Total change in net revenues			16.9%

Our LU Biscuit acquisition was the largest increase to net revenues as no revenues were recorded from it in the prior year. Furthermore, net revenues increased as we increased pricing to offset higher input costs and investments in our brands. Foreign currency increased net revenues by $711 million, due primarily to the strength of the euro, Brazilian real, Polish zloty and Canadian dollar against the U.S. dollar. Higher base business shipments in our Canada & N.A. Foodservice, Developing Markets and U.S. Convenient Meals segments were more than offset by declines in our remaining business segments. Total volume increased 3.9%, with 5.7 pp due to our LU Biscuit acquisition, net of divestitures.

Operating Income – Operating income declined $333 million (8.0%) to $3,843 million in 2008, due to the following (in millions):

2007 Operating Income (as revised)	$4,176
Change in operating income
Higher pricing	2,633
Higher input costs	(2,100)
Increased unrealized losses on hedging activities	(221)
Lower volume	(271)
Favorable mix	143
Increased operating income from our LU Biscuit acquisition	438
Integration costs associated with our LU Biscuit acquisition	(78)
Higher marketing, administration and research costs	(280)
Higher Restructuring Program costs	(542)
Higher asset impairment charges	(20)
Higher losses on divestitures, net	(106)
Increased charges for legal matters	(72)
Favorable resolution of a Brazilian value added tax claim	67
Favorable foreign currency	61
Other, net	15

Total change in operating income	(333)

2008 Operating Income (as revised)	$3,843

Higher pricing outpaced our input cost increases during the year, as we recovered cumulative cost increases from prior years. The increase in input costs was primarily related to higher raw material costs. The increase in unrealized losses on hedging activities primarily related to energy derivatives, including heating oil (used primarily to hedge transportation costs) and natural gas contracts. Our LU Biscuit acquisition, net of integration costs, increased operating income by $360 million. Total marketing, administration and research costs, as recorded in the consolidated statement of earnings, increased $1,275 million over the prior year and, excluding the impacts of acquisitions, divestitures, foreign currency and charges for legal matters, increased $280 million over the prior year. The net impact of losses on divestitures and asset impairments had an unfavorable impact of $126 million on operating income versus the prior year. The charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations. Charges for legal matters were recorded within marketing, administration and research costs. In addition, foreign currency increased operating income by $61 million, due primarily to the strength of the Brazilian real, euro, Polish zloty and Canadian dollar against the U.S. dollar.

As a result of these changes, operating margin also decreased from 11.6% in 2007 to 9.2% in 2008.

Net Earnings and Earnings per Share Attributable to Kraft Foods – Net earnings attributable to Kraft Foods of $2,884 million increased by $163 million (6.0%) in 2008. Diluted earnings per share attributable to Kraft Foods were $1.90, up 11.8% from $1.70 in 2007, due to the following:

			Net Earnings	Diluted EPS
			(in millions, except per share data)

2007 Net Earnings Attributable to Kraft Foods (as revised)			$2,721	$1.70
Change in net earnings
Increases in operations				0.05
Impact to operations from our LU Biscuit acquisition				0.15
Increased unrealized losses on hedging activities				(0.09)
Higher Restructuring Program costs				(0.26)
Higher asset impairment charges				(0.04)
Higher losses on divestitures, net				(0.04)
Charges for legal matters				(0.03)
Favorable resolution of a Brazilian value added tax claim				0.03
Higher interest and other expense				(0.23)
2007 Interest from Altria tax reserve				(0.03)
Deferred tax reconciliation				0.01
Other changes in taxes				0.03

Change in net earnings from continuing operations				(0.45)

Gain on the split-off of our Post cereals business				0.61
Decreased earnings from discontinued operations				(0.06)

Change in net earnings from discontinued operations				0.55

Fewer shares outstanding				0.10

Total change in net earnings			163	0.20

2008 Net Earnings Attributable to Kraft Foods (as revised)			$2,884	$1.90

The increase in operations includes a benefit of $0.02 per diluted share of foreign currency movements.

2007 compared with 2006:

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions, except per share data; as revised)

Net revenues	$35,858	$33,018	$2,840	8.6%

Operating income	4,176	4,158	18	0.4%

Earnings from continuing operations	2,492	2,832	(340)	(12.0%)

Net earnings attributable to Kraft Foods	2,721	3,060	(339)	(11.1%)

Diluted earnings per share attributable to Kraft Foods	1.70	1.84	(0.14)	(7.6%)

Net Revenues – Net revenues increased $2,840 million (8.6%) to $35,858 million in 2007, due to the following:

Change in net revenues (by percentage point)
Favorable foreign currency	3.1pp
Higher volume	1.8pp
Favorable mix	1.8pp
Higher net pricing	1.7pp
Impact of acquisitions	0.8pp
Impact of divestitures	(0.6)pp

Total change in net revenues	8.6%

Foreign currency increased net revenues by $1,019 million, due primarily to the strength of the euro and Canadian dollar against the U.S. dollar. Higher base shipments in our international, U.S. Convenient Meals, U.S. Beverages, U.S. Snacks and U.S. Cheese segments more than offset declines in our U.S. Grocery and Canada & N.A. Foodservice segments. Total volume increased 1.4%, including a decline of 0.4 pp due to divestitures, net of our UB acquisition. Furthermore, net revenues increased as we increased pricing to offset higher input costs.

Operating Income – Operating income increased $18 million (0.4%) to $4,176 million in 2007, due to the following (in millions):

2006 Operating Income (as revised)	$4,158
Change in operating income
Higher input costs	(871)
Higher pricing	544
Higher volume	261
Favorable mix	214
2006 Gain on redemption of UB investment	(251)
Higher marketing, administration and research costs	(344)
Lower Restructuring Program charges	223
Lower asset impairment charges	304
Lower gains on divestitures, net	(103)
Decreased operating income from 2006 divestitures	(100)
Favorable foreign currency	118
Other, net	23

Total change in operating income	18

2007 Operating Income (as revised)	$4,176

Our input cost increases outpaced higher pricing. The increase in input costs primarily related to higher raw material costs, net of $16 million from unrealized gains on hedging activities. Total marketing, administration and research costs, as recorded in the consolidated statement of earnings, increased $555 million over the prior year and, excluding the impacts of acquisitions, divestitures and foreign currency, increased $344 million over the prior year. The net impact of gains on divestitures and asset impairments had a favorable impact of $201 million on operating income versus the prior year. The absence of the prior year divestitures decreased operating income $100 million. In addition, foreign currency increased operating income by $118 million, due primarily to the strength of the euro and Canadian dollar against the U.S. dollar.

As a result of these changes, operating margin also decreased from 12.6% in 2006 to 11.6% in 2007.

Net Earnings and Earnings per Share Attributable to Kraft Foods – Net earnings attributable to Kraft Foods of $2,721 million decreased by $339 million (11.1%) in 2007. Diluted earnings per share attributable to Kraft Foods were $1.70, down 7.6% from $1.84 in 2006, due to the following:

	Net Earnings	Diluted EPS
	(in millions, except per share data)

2006 Net Earnings Attributable to Kraft Foods (as revised)	$3,060	$1.84
Change in net earnings
Decreases in operations		(0.03)
Increased unrealized gains on hedging activities		0.01
Lower asset impairment charges		0.14
2006 Gain on redemption of UB investment		(0.09)
Lower Restructuring Program costs		0.08
Decreased operating income from 2006 divestitures		(0.04)
Lower gains on divestitures, net		(0.02)
2006 Favorable resolution of the Altria 1996-1999 IRS Tax Audit		(0.24)
Higher interest and other expense		(0.05)
2007 Interest from Altria tax reserves		0.03
Other changes in taxes		0.01

Change in net earnings from continuing operations		(0.20)

Decreased earnings from discontinued operations		–

Change in net earnings from discontinued operations		–

Fewer shares outstanding		0.06

Total change in net earnings	(339)	(0.14)

2007 Net Earnings Attributable to Kraft Foods (as revised)	$2,721	$1.70

The decrease in operations includes a benefit of $0.05 per diluted share of foreign currency movements.

Results of Operations by Business Segment

We manage and report operating results through three commercial units, Kraft Foods North America, Kraft Foods Europe and Kraft Foods Developing Markets. We manage the operations of Kraft Foods North America and Kraft Foods Europe by product category, and we manage the operations of Kraft Foods Developing Markets by geographic location.

Our reportable segments are U.S. Beverages, U.S. Cheese, U.S. Convenient Meals, U.S. Grocery, U.S. Snacks (formerly known as U.S. Snacks & Cereals), Canada & North America Foodservice, Kraft Foods Europe (formerly known as European Union) and Kraft Foods Developing Markets.

Effective January 2009, we began implementing changes to our operating structure based on our Organizing For Growth initiative and Kraft Foods Europe Reorganization. These financial statements were revised to report the results of operations under this new structure. In line with our strategies, we are reorganizing our European operations to function on a pan-European centralized category management and value chain model, and we changed how we work in Europe in two key ways:

•

We transitioned our European Biscuit, Chocolate, Coffee and Cheese categories to fully integrated business units, further strengthening our focus on these core categories. To ensure decisions are made faster and closer to our customers and consumers, each category is fully accountable for its financial results, including marketing, manufacturing and R&D. Category leadership, based in Zurich, Switzerland, reports to the Kraft Foods Europe President. These business units now comprise the Kraft Foods Europe segment.

•

We aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment to help build critical scale in these countries. We operate a country-led model in these markets.

Effective August 4, 2008, we completed the split-off of the Post cereals business. The results of the Post cereals business were reflected as discontinued operations on the consolidated statement of earnings and prior period results were revised in a consistent manner.

In 2008, we implemented a new operating structure. As a result, we began reporting the results of operations under this new structure in the first quarter of 2008 and revised results from prior periods in a consistent manner. The changes were:

•	U.S. Cheese was organized as a standalone operating segment in order to create a more self-contained and integrated business unit in support of faster growth.
•	Our macaroni and cheese category, as well as other dinner products, were moved from our U.S. Convenient Meals segment to our U.S. Grocery segment to take advantage of operating synergies.
•

Canada and North America Foodservice were structured as a standalone reportable segment. This change allows us to deliver on the unique requirements of the Canadian consumer and customer while maintaining strong North American linkages to innovation, new product development and new capabilities to drive our business. Furthermore, it allows us to manage strategic customer decisions and continue to capture cross-border sales and marketing synergies within our Foodservice operations.

The following discussion compares our results of operations for each of our reportable segments for 2008 with 2007, and for 2007 with 2006.

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Net revenues:
Kraft Foods North America:
U.S. Beverages	$3,001	$2,990	$2,886
U.S. Cheese	4,007	3,745	3,544
U.S. Convenient Meals	4,240	3,905	3,697
U.S. Grocery	3,389	3,277	3,225
U.S. Snacks	5,025	4,879	4,834
Canada & N.A. Foodservice	4,294	4,080	3,874
Kraft Foods Europe	9,728	7,007	5,894
Kraft Foods Developing Markets	8,248	5,975	5,064

Net revenues	$41,932	$35,858	$33,018

	For the Years Ended December 31,
	2008	2007	2006
	(in millions; as revised)

Operating income:
Kraft Foods North America:
U.S. Beverages	$381	$346	$226
U.S. Cheese	563	487	604
U.S. Convenient Meals	339	319	353
U.S. Grocery	1,009	1,022	1,260
U.S. Snacks	638	716	521
Canada & N.A. Foodservice	448	443	435
Kraft Foods Europe	182	455	462
Kraft Foods Developing Markets	815	588	488
Unrealized (losses) / gains on hedging activities	(205)	16	–
General corporate expenses	(304)	(203)	(184)
Amortization of intangibles	(23)	(13)	(7)

Operating income	$3,843	$4,176	$4,158

As discussed in Note 17, Segment Reporting, to the revised consolidated financial statements management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which is a component of cost of sales), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In the second quarter of 2008, we began excluding unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results.

In 2008, unrealized losses on hedging activities increased $221 million, due primarily to energy derivatives, including heating oil (used primarily to hedge transportation costs) and natural gas contracts. In addition, general corporate expenses (which is a component of marketing, administration and research costs) increased $101 million in 2008, primarily due to charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations.

We incurred asset impairment, exit and implementation costs of $1,129 million in 2008, $579 million in 2007 and $1,097 million in 2006. Refer to Note 6, Asset Impairment, Exit and Implementation Costs, to the revised consolidated financial statements for a breakout of charges by segment.

U.S. Beverages

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$3,001	$2,990	$11	0.4%
Segment operating income	381	346	35	10.1%

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$2,990	$2,886	$104	3.6%
Segment operating income	346	226	120	53.1%

2008 compared with 2007:

Net revenues increased $11 million (0.4%), due to higher net pricing (4.9 pp) and favorable mix (1.7 pp), partially offset by lower volume (3.8 pp) and the impact of divestitures (2.4 pp). Higher net pricing reflected input cost-driven pricing in coffee and lower promotional spending in ready-to-drink beverages. Favorable mix reflected growth in Tassimo. Lower volume was driven by declines in ready-to-drink beverages, primarily Capri Sun, partially offset by gains in powdered beverages, primarily Country Time and Kool-Aid, and Maxwell House mainstream coffee.

Segment operating income increased $35 million (10.1%), due primarily to higher net pricing, a 2007 asset impairment charge related to our flavored water and juice brand assets and related trademarks, favorable mix, lower manufacturing costs and the impact of divestitures. These favorable factors were partially offset by higher raw material costs, lower volume, higher Restructuring Program costs and higher marketing, administration and research costs.

2007 compared with 2006:

Net revenues increased $104 million (3.6%), due to favorable mix (2.5 pp), higher volume (1.8 pp) and higher net pricing (0.9 pp), partially offset by the impact of divestitures (1.6 pp). Favorable mix from Crystal Light On the Go sticks and premium coffee contributed to higher net revenues. Higher volume was driven by ready-to-drink beverages, primarily Capri Sun, partially offset by lower shipments of powdered beverages and Maxwell House mainstream coffee. Higher input cost-driven pricing in coffee was partially offset by increased promotional spending in ready-to-drink and powdered beverages.

Segment operating income increased $120 million (53.1%), due primarily to the 2006 loss on the divestiture of a U.S. coffee plant, a 2006 asset impairment charge related to our Tassimo hot beverage system, favorable mix, lower marketing support costs, higher volume, higher net pricing, lower manufacturing costs and lower Restructuring Program costs. These favorable factors were partially offset by an asset impairment charge related to our flavored water and juice brand assets and related trademarks and higher raw material costs (primarily related to coffee and packaging).

U.S. Cheese

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$4,007	$3,745	$262	7.0%
Segment operating income	563	487	76	15.6%

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$3,745	$3,544	$201	5.7%
Segment operating income	487	604	(117)	(19.4%	)

2008 compared with 2007:

Net revenues increased $262 million (7.0%), due to higher net pricing (14.1 pp), partially offset by lower volume (6.7 pp) and unfavorable mix (0.4 pp). Higher net pricing reflected input cost-driven pricing, partially offset by increased promotional spending in our natural cheese category. Lower volume was driven by declines in all of our major cheese categories, partially offset by new product innovations, primarily Kraft Bagel-fuls.

Segment operating income increased $76 million (15.6%) due primarily to higher net pricing and lower Restructuring Program costs, partially offset by higher input costs (primarily higher raw material costs), lower volume, unfavorable mix, higher marketing, administration and research costs and higher fixed manufacturing costs.

2007 compared with 2006:

Net revenues increased $201 million (5.7%), due to higher net pricing (4.7 pp), favorable mix (0.8 pp) and higher volume (0.2 pp). Higher net pricing reflected input cost-driven pricing, partially offset by increased promotional spending, primarily in our cultured, snacking cheese and cream cheese categories. Favorable volume/mix was driven primarily by new product introductions such as Singles Select cheese slices and LiveActive natural and cottage cheese.

Segment operating income decreased $117 million (19.4%), due primarily to higher raw material costs, higher marketing support costs and higher marketing, administration and research costs. These unfavorable variances were partially offset by higher net pricing, lower manufacturing costs and lower Restructuring Program costs.

U.S. Convenient Meals

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$4,240	$3,905	$335	8.6%
Segment operating income	339	319	20	6.3%

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$3,905	$3,697	$208	5.6%
Segment operating income	319	353	(34)	(9.6%	)

2008 compared with 2007:

Net revenues increased $335 million (8.6%), due to higher net pricing (5.6 pp), favorable mix (2.2 pp) and higher volume (0.8 pp). Net revenues increased in meats due to higher net pricing, driven by input cost-driven pricing in sandwich meats, Lunchables and hot dogs. Also contributing to meats net revenue growth was higher shipments of bacon, as well as new product introductions, including Oscar Mayer Deli Creations sandwiches (Flatbreads) and Oscar Mayer Deli Fresh meats (Shaved Singles and Carved). In pizza, net revenues increased due to higher input cost-driven pricing, net of increased promotional spending, volume growth in DiGiorno and California Pizza Kitchen premium brands and the launch of the For One product line of individual size pizzas.

Segment operating income increased $20 million (6.3%), due primarily to higher net pricing, favorable mix, higher volume and lower marketing support costs, partially offset by higher input costs (primarily higher raw material costs), higher marketing, administration and research costs and higher Restructuring Program costs.

2007 compared with 2006:

Net revenues increased $208 million (5.6%), due to higher volume (3.4 pp), favorable mix (1.6 pp) and higher net pricing (0.6 pp). Net revenues increased in meat due to higher shipments of sandwich meat, new product introductions and higher input cost-driven pricing, partially offset by lower shipments of chicken strips due to a first quarter recall. In pizza, net revenues increased due to the introduction of DiGiorno Ultimate and higher shipments of California Pizza Kitchen products.

Segment operating income decreased $34 million (9.6%), due primarily to higher raw material costs, higher fixed manufacturing costs, higher marketing support costs and higher marketing, administration and research costs, partially offset by lower Restructuring Program charges, higher volume and higher net pricing.

U.S. Grocery

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$3,389	$3,277	$112	3.4%
Segment operating income	1,009	1,022	(13)	(1.3%	)

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$3,277	$3,225	$52	1.6%
Segment operating income	1,022	1,260	(238)	(18.9%	)

2008 compared with 2007:

Net revenues increased $112 million (3.4%), due to higher net pricing (6.2 pp) and favorable mix (0.7 pp), partially offset by lower volume (3.5 pp). Net revenues increased due to higher input cost-driven pricing across our key categories, primarily spoonable and pourable salad dressings and Kraft macaroni and cheese dinners. In addition, net revenues growth was impacted by lower shipments in spoonable and pourable salad dressings, ready-to-eat desserts and barbecue sauce, which were partially offset by volume gains in Kraft macaroni and cheese dinners.

Segment operating income decreased $13 million (1.3%), due to higher input costs (primarily higher raw material costs), lower volume, higher marketing, administration and research costs and higher Restructuring Program costs, partially offset by higher net pricing, lower fixed manufacturing costs, favorable mix and lower marketing support costs.

2007 compared with 2006:

Net revenues increased $52 million (1.6%), due to favorable mix (2.1 pp) and higher net pricing (2.0 pp), partially offset by the impact of divestitures (1.9 pp) and lower volume (0.6 pp). Favorable mix reflected higher Kraft macaroni and cheese dinners base volume growth and the continued success of Kraft Easy-Mac cups. Higher net pricing was driven by input cost-driven pricing partially offset by increased promotional spending, primarily in spoonable salad dressings, Kraft macaroni and cheese dinners and dry packaged desserts. In addition, net revenues growth was impacted by lower shipments in spoonable and pourable salad dressings, dry packaged desserts and barbecue sauce, which were partially offset by volume gains in Kraft macaroni and cheese dinners.

Segment operating income decreased $238 million (18.9%), due primarily to a 2006 gain on the divested rice brand and assets, higher raw material costs, the impact of divestitures, lower volume and higher marketing support costs. These unfavorable variances were partially offset by higher net pricing, lower manufacturing costs, lower Restructuring Program costs and favorable mix.

U.S. Snacks

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$5,025	$4,879	$146	3.0%
Segment operating income	638	716	(78)	(10.9%	)

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$4,879	$4,834	$45	0.9%
Segment operating income	716	521	195	37.4%

2008 compared with 2007:

Net revenues increased $146 million (3.0%), due to higher net pricing (8.4 pp) and the impact of our LU Biscuit acquisition (0.4 pp), partially offset by lower volume (3.1 pp), unfavorable mix (2.5 pp) and the impact of divestitures (0.2 pp). Biscuits net revenues increased, driven by higher input cost-driven pricing and lower promotional spending, partially offset by unfavorable mix and lower volume. Biscuits unfavorable volume/mix was driven by base business volume declines in Wheat Thins, Cheese Nips and Chips Ahoy!, partially offset by gains in Oreo cookies as well as new product introductions including Kraft macaroni and cheese crackers and Nilla Cakesters. Snack bars net revenues decreased, driven by volume declines in breakfast bars, primarily due to product pruning. Snack nuts net revenues decreased, driven by lower volume, partially offset by higher net pricing.

Segment operating income decreased $78 million (10.9%), due to higher input costs (including higher raw material costs), unfavorable mix, lower volume, higher Restructuring Program costs, higher marketing, administration and research costs, a 2007 gain on the divestiture of our hot cereal assets and trademarks and the impact of divestitures. These unfavorable variances were partially offset by higher net pricing, lower fixed manufacturing costs and lower marketing support costs.

2007 compared with 2006:

Net revenues increased $45 million (0.9%), due primarily to favorable mix (2.0 pp) and higher volume (1.6 pp), partially offset by the impact of divestitures (2.6 pp). Biscuits net revenues increased due to favorable mix and higher shipments in cookies, primarily Chips Ahoy! and the introduction of Oreo Cakesters, and crackers, primarily Triscuits, Ritz and Wheat Thins. Snack bars net revenues increased due to new product introductions and continued success of South Beach Living bars. Snack nuts net revenues increased due to favorable mix and new product introductions.

Segment operating income increased $195 million (37.4%), due primarily to 2006 asset impairment charges related to the divested pet snacks and hot cereal assets and trademarks, lower input costs (net of higher raw material costs), favorable mix, higher volume, lower Restructuring Program costs and a 2007 gain on the divestiture of our hot cereal assets and trademarks. These favorable variances were partially offset by the impact of divestitures, higher marketing, administration and research costs, higher marketing support costs and higher fixed manufacturing costs.

Canada & N.A. Foodservice

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$4,294	$4,080	$214	5.2%
Segment operating income	448	443	5	1.1%

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$4,080	$3,874	$206	5.3%
Segment operating income	443	435	8	1.8%

2008 compared with 2007:

Net revenues increased $214 million (5.2%), due primarily to higher net pricing (3.9 pp), favorable foreign currency (1.3 pp) and higher volume (1.2 pp), partially offset by unfavorable mix (0.9 pp) and the impact of divestitures (0.4 pp). In Canada, net revenues growth was primarily driven by volume gains across all retail businesses, favorable foreign currency and higher net pricing. In N.A. Foodservice, net revenues increased, primarily driven by higher input cost-driven pricing, partially offset by unfavorable volume/mix.

Segment operating income increased $5 million (1.1%), due primarily to higher net pricing, lower manufacturing costs, lower marketing, administration and research costs, higher volume and favorable foreign currency. These favorable variances were partially offset by higher raw material costs, higher Restructuring Program costs and higher marketing support costs.

2007 compared with 2006:

Net revenues increased $206 million (5.3%), due to higher net pricing (3.9 pp), favorable currency (3.0 pp) and favorable mix (0.3 pp), partially offset by the impact of divestitures (1.6 pp) and lower volume (0.3 pp). In Canada, net revenues growth was primarily driven by volume gains, across all retail business except for Convenient Meals, higher net pricing and favorable foreign currency. In N.A. Foodservice, net revenues increased, primarily driven by higher input cost-driven pricing and favorable foreign currency, partially offset by lower volume due to the discontinuation of lower margin product lines and unfavorable mix.

Segment operating income increased $8 million (1.8%), due primarily to higher net pricing, lower manufacturing costs, favorable foreign currency, favorable mix and a 2006 loss on the divestiture of industrial coconut assets. These favorable variances were partially offset by higher raw material costs, higher marketing, administration and research costs, higher Restructuring Program costs and the impact of divestitures.

Kraft Foods Europe

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$9,728	$7,007	$2,721	38.8%
Segment operating income	182	455	(273)	(60.0%	)

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$7,007	$5,894	$1,113	18.9%
Segment operating income	455	462	(7)	(1.5%	)

2008 compared with 2007:

Net revenues increased $2,721 million (38.8%), due to the impact of our LU Biscuit acquisition (33.1 pp), favorable foreign currency (5.5 pp), higher net pricing (4.7 pp) and favorable mix (0.8 pp), partially offset by the impact of divestitures (3.5 pp) and lower volume (1.8 pp). Higher input cost-driven pricing was partially offset by higher promotional spending. Lower volume was driven by declines in coffee and cheese, partially offset by gains in chocolate.

Segment operating income decreased $273 million (60.0%), due primarily to higher raw material costs, higher Restructuring Program costs, the net loss on the divestitures of several operations in Spain, asset impairment charges related to certain international intangible assets and the divestiture of our Nordic and Baltic snacks operation, lower volume, higher marketing, administration and research costs and the impact of divestitures. These unfavorable variances were partially offset by higher net pricing, the impact of our LU Biscuit acquisition (net of associated integration costs), lower manufacturing costs, favorable mix and lower marketing support costs.

2007 compared with 2006:

Net revenues increased $1,113 million (18.9%), due to favorable currency (10.1 pp), the impact of the UB acquisition (4.0 pp), higher volume (3.1 pp), favorable mix (1.9 pp) and the impact of divestitures (1.6 pp), partially offset by lower net pricing (1.8 pp). Volume related growth and favorable mix were driven by premium chocolate, due to new product introductions and promotional activities, and higher shipments in mainstream coffee and cheese. Lower net pricing reflects higher promotional spending in chocolate, cheese and coffee (primarily in Germany).

Segment operating income decreased $7 million (1.5%), due primarily to the 2006 gain on the redemption of our UB investment, higher raw material costs, unfavorable mix, lower net pricing, higher marketing, administration and research costs and higher marketing support costs. These unfavorable variances were partially offset by higher volume, the 2006 asset impairment charge related to our Tassimo hot beverage system, lower manufacturing costs, lower Restructuring Program costs, favorable currency and the impact of the UB acquisition.

Kraft Foods Developing Markets

	For the Years Ended December 31,		$ change	% change
	2008	2007
	(in millions; as revised)

Net revenues	$8,248	$5,975	$2,273	38.0%
Segment operating income	815	588	227	38.6%

	For the Years Ended December 31,		$ change	% change
	2007	2006
	(in millions; as revised)

Net revenues	$5,975	$5,064	$911	18.0%
Segment operating income	588	488	100	20.5%

2008 compared with 2007:

Net revenues increased $2,273 million (38.0%), due primarily to the impact of our LU Biscuit acquisition (15.9 pp), higher net pricing (11.0 pp), favorable foreign currency (4.7 pp), favorable mix (4.5 pp), favorable resolution of a Brazilian value added tax claim (1.1 pp) and higher volume (0.9 pp). In Central & Eastern Europe, Middle East & Africa, net revenues increased, driven by higher net pricing across the region, volume growth in chocolate, biscuits and coffee categories, our LU Biscuit acquisition and favorable foreign currency. In Latin America, net revenues increased, driven by favorable foreign currency, higher net pricing, favorable resolution of a value added tax claim and favorable volume/mix in Brazil; higher net pricing and favorable mix in Argentina; and higher net pricing and favorable mix in Venezuela. In Asia Pacific, net revenues increased due primarily to our LU Biscuit acquisition, higher net pricing across the region and favorable foreign currency.

Segment operating income increased $227 million (38.6%) due to higher net pricing, favorable mix, the impact of our LU Biscuit acquisition (net of associated integrations costs), favorable resolution of a Brazilian value added tax claim, favorable foreign currency and favorable volume. These favorable variances were partially offset by higher input costs (including higher raw material costs), higher marketing, administration and research costs, higher Restructuring Program costs, higher marketing support costs, 2008 asset impairment charges related to certain international intangible assets, a juice operation in Brazil and a cheese plant in Australia, higher fixed manufacturing costs and a 2007 gain on the divestiture of our sugar confectionery assets in Romania and related trademarks.

2007 compared with 2006:

Net revenues increased $911 million (18.0%), due primarily to favorable currency (6.5 pp), higher net pricing (4.5 pp), higher volume (4.2 pp), and favorable mix (2.6 pp). In Central & Eastern Europe, Middle East & Africa, net revenues increased due to higher pricing and growth in coffee and chocolate in Russia, Romania and Ukraine, and in refreshment beverages and snacks for the Middle East & Africa region. In Latin America, net revenues increased due to higher pricing and favorable volume/mix, particularly in Brazil, Venezuela and Argentina. In Asia Pacific, net revenues increased due to volume growth in China and Southeast Asia.

Segment operating income increased $100 million (20.5%), due primarily to higher pricing, higher volume, favorable currency, favorable mix, lower Restructuring Program costs, a 2006 asset impairment charge related to intangible assets in Egypt and a 2007 gain on the divestiture of our sugar confectionery assets in Romania and related trademarks. These favorable variances were partially offset by higher input costs (including higher raw material costs), higher marketing, administration and research costs, higher marketing support costs and higher fixed manufacturing costs.

Critical Accounting Policies

Note 1, Summary of Significant Accounting Policies, to the revised consolidated financial statements includes a summary of the significant accounting policies we used to prepare our consolidated financial statements. We have discussed the selection and disclosure of our critical accounting policies and estimates with our Audit Committee. The following is a review of the more significant assumptions and estimates, as well as the accounting policies we used to prepare our consolidated financial statements.

Principles of Consolidation:

The consolidated financial statements include Kraft Foods, as well as our wholly owned and majority owned subsidiaries. Our domestic operating subsidiaries report year-end results as of the Saturday closest to the end of each year, and our international operating subsidiaries generally report year-end results two weeks prior to the Saturday closest to the end of each year.

We account for investments in which we exercise significant influence (20% - 50% ownership interest) under the equity method of accounting. We account for investments in which we have an ownership interest of less than 20% and do not exercise significant influence by the cost method of accounting. All intercompany transactions were eliminated.

Use of Estimates:

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require us to make estimates and assumptions that affect a number of amounts in our financial statements. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and intangible assets, marketing programs and income taxes. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our consolidated results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our consolidated financial statements.

Inventories:

Inventories are stated at the lower of cost or market. We also record inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes. Effective January 1, 2009, we changed our method of valuing our U.S. inventories to the average cost method. These financial statements were revised to conform to our change in accounting policy. In prior years, principally all U.S. inventories were valued using the last-in, first-out (“LIFO”) method. With this change, we value all of our inventories using the average cost method. We believe that the average cost method of accounting for U.S. inventories is preferable and will improve financial reporting by better matching revenues and expenses to current costs, by better aligning our external reporting with our competitors, and by aligning our external reporting with our tax basis of accounting.

Refer to Note 1, Summary of Significant Accounting Policies, to the revised consolidated financial statements for further details of this change in accounting policy.

Long-Lived Assets:

We review long-lived assets, including amortizable intangible assets, for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing assets held for use for impairment, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill and Intangible Assets:

We test goodwill and non-amortizable intangible assets at least annually for impairment. We have recognized goodwill in our reporting units, which are generally one level below our operating segments. We use a two step process to test goodwill at the reporting unit level. The first step involves a comparison of the estimated fair value of each reporting unit with its carrying value. Fair value is estimated using discounted cash flows of the reporting unit based on planned growth rates, estimates of discount rates and residual values. If the carrying value exceeds the fair value, the second step of the process is necessary. The second step measures the difference between the carrying value and implied fair value of goodwill. To test non-amortizable intangible assets for impairment, we compare the fair value of the intangible asset with its carrying value. Fair value of non-amortizable intangible assets is determined using our planned revenue growth rates, estimates of discount rates and royalty rates. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. Definite lived intangible assets are amortized over their estimated useful lives.

Effective October 1, 2007, we adopted a new accounting policy to perform our annual impairment review of goodwill and non-amortizable intangible assets as of October 1 of each year. The change in our testing date was made to align it with the revised timing of our annual strategic planning process implemented in 2007. Prior to that change, we performed our annual impairment reviews as of January 1 of each year.

During the fourth quarter of 2008, we completed the annual review of goodwill and non-amortizable intangible assets and recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, industry and economic conditions. During our 2008 impairment review, it was determined that our Kraft Foods Europe Biscuit reporting unit was the most sensitive to near-term changes in our discounted cash flow assumptions, as it contains a significant portion of the goodwill recorded upon our 2007 acquisition of LU Biscuit. In 2007, due to the change in our testing date, we completed two reviews of goodwill and non-amortizable intangible assets: during the first quarter as of January 1 and during the fourth quarter as of October 1. We found no impairments during these reviews of goodwill and non-amortizable intangible assets. During the first quarter of 2006, we completed our annual review of goodwill and non-amortizable intangible assets and recorded a $24 million charge for the impairment of intangible assets in Egypt and our hot cereal intangible assets in the U.S. These charges were included within asset impairment and exit costs.

Insurance and Self-Insurance:

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, automobile liability, product liability and our obligation for employee health care benefits. Liabilities associated with the risks are estimated by considering historical claims experience and other actuarial assumptions.

Revenue Recognition:

We recognize revenues when title and risk of loss pass to customers, which generally occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Kraft Foods’ shipping and handling costs are classified as part of cost of sales. A provision for product returns and allowances for bad debts are also recorded as a reduction to revenues within the same period that the revenue is recognized.

Marketing Costs:

We promote our products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. We expense advertising costs either in the period the advertising first takes place or as incurred. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates. For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year. We do not defer costs on our year-end consolidated balance sheet and all marketing costs are recorded as an expense in the year incurred.

Environmental Costs:

We are subject to laws and regulations relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable. As of December 31, 2008, our subsidiaries were involved in 67 active Superfund and other similar actions in the U.S. related to current operations and certain former or divested operations for which we retain liability.

Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial results. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.

Employee Benefit Plans:

In September 2006, new guidance was issued surrounding employers’ accounting for defined benefit pension and other postretirement plans. The new guidance requires us to measure plan assets and benefit obligations as of the balance sheet date beginning in 2008. We previously measured our non-U.S. pension plans (other than certain Canadian and French pension plans) at September 30 of each year. On December 31, 2008, we recorded an after-tax decrease of $8 million to retained earnings using the 15-month approach to proportionally allocate the transition adjustment required upon adoption of the measurement provision of the new guidance. The plan assets and benefit obligations of our pension plans and the benefit obligations of our postretirement plans are now all measured at year-end.

We provide a range of benefits to our employees and retired employees. These include pension plans, postretirement health care benefits and postemployment benefits, consisting primarily of severance. We record amounts relating to these plans based on calculations specified by U.S. GAAP. These calculations require the use of various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As permitted by U.S. GAAP, we generally amortize any effect of the modifications over future periods. We believe that the assumptions used in recording our plan obligations are reasonable based on our experience and advice from our actuaries. Refer to Note 11, Benefit Plans, to the revised consolidated financial statements for a discussion of the assumptions used.

We recorded the following amounts in earnings for these employee benefit plans during the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)

U.S. pension plan cost	$160	$212	$289
Non-U.S. pension plan cost	82	123	155
Postretirement health care cost	254	260	271
Postemployment benefit plan cost	571	140	237
Employee savings plan cost	93	83	84
Multiemployer pension plan contributions	51	50	50

Net expense for employee benefit plans	$1,211	$868	$1,086

The 2008 net expense for employee benefit plans of $1,211 million increased by $343 million over the 2007 amount. The cost increase primarily relates to higher postemployment benefit plan costs related to the Restructuring Program, partially offset by lower pension plan costs, including lower amortization of the net loss from experience differences. The 2007 net expense for employee benefit plans of $868 million decreased by $218 million over the 2006 amount. The cost decrease primarily relates to lower U.S. pension plan costs, including lower amortization of the net loss from experience differences, and lower postemployment benefit plan costs related to the Restructuring Program.

We expect our 2009 net expense for employee benefit plans to decrease between $325 million and $375 million. The decrease is primarily due to lower forecasted postemployment benefit plan costs as we completed our five-year Restructuring Program in 2008. Offsetting these decreases, we expect that our net pension cost will increase by approximately $200 million in 2009. This increase is primarily due to negative asset returns on our plan assets in 2008 and plan assumption changes. For our U.S. qualified pension plans, we are not currently required to make any U.S. pension plan contributions under the Pension Protection Act in 2009. We plan to make contributions of approximately $220 million to our U.S. pension plans and approximately $170 million to our non-U.S. pension plans in 2009. Our actual contributions may differ from our planned contributions due to many factors, including changes in tax and other benefit laws, pension asset performance that differs significantly from the expected performance, or significant changes in interest rates. For certain employees hired in the U.S. after January 1, 2009, we have discontinued benefits under our U.S. pension plans, and we have replaced it with an enhanced company contribution to our employee savings plan. We do not expect this to have a significant impact on our 2009 pension plan cost.

Our 2009 health care cost trend rate assumption decreased to 7.00% from 7.50% for our U.S. postretirement plans and remained unchanged at 9.00% for our Canadian postretirement plans. We updated these rates based upon our most recent experience as well as our expectation for health care trend rates going forward. We anticipate that our health care cost trend rate assumption will be 5.00% for U.S. plans by 2014 and 6.00% for Canadian plans by 2015. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2008:

	One-Percentage-Point
	Increase	Decrease

Effect on total of service and interest cost	13.0%	(10.7%	)
Effect on postretirement benefit obligation	11.1%	(9.3%	)

Our 2009 discount rate assumption remained unchanged at 6.10% for our U.S. postretirement plans and increased to 7.60% from 5.80% for our Canadian plans. Our 2009 discount rate decreased to 6.10% from 6.30% for our U.S. pension plans. We model these discount rates using a portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Our 2009 discount rate assumption for our non-U.S. pension plans increased to 6.41% from 5.44%. We developed the discount rates for our non-U.S. plans from local bond indices that match local benefit obligations as closely as possible. Changes in our discount rates were primarily the result of changes in bond yields year-over-year.

Our 2009 expected rate of return on plan assets remained unchanged at 8.00% for our U.S. pension plans. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. We attempt to maintain our target asset allocation by rebalancing between equity and debt asset classes as we make contributions and monthly benefit payments. We intend to rebalance our plan portfolios by mid-2009 by making contributions and monthly benefit payments.

While we do not anticipate further changes in the 2009 assumptions for our U.S. pension and postretirement health care plans, as a sensitivity measure, a fifty-basis point change in our discount rate or a fifty-basis point change in the expected rate of return on plan assets would have the following effects, (reduction) / increase in cost, as of December 31, 2008:

	Fifty-Basis-Point
	Increase	Decrease
	(in millions)

Effect of change in discount rate on U.S. pension and postretirement health care costs	$(63)	$64
Effect of change in expected rate of return on plan assets on U.S. pension costs	(30)	30

Financial Instruments:

As Kraft Foods operates globally, we use certain financial instruments to manage our foreign currency exchange rate and commodity price risks. We monitor and manage these exposures as part of our overall risk management program. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. We maintain foreign currency and commodity price risk management strategies that seek to reduce significant, unanticipated earnings fluctuations that may arise from volatility in foreign currency exchange rates and commodity prices, principally through the use of derivative instruments.

Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. We formally document the nature of and relationships between the hedging instruments and hedged items, as well as our risk management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If we deem it probable that the forecasted transaction will not occur, we recognize the gain or loss in earnings currently.

By using derivatives to hedge exposures to changes in exchange rates and commodity prices, Kraft Foods has exposure on these derivatives to credit and market risk. We are exposed to credit risk that the counterparty might fail to fulfill its performance obligations under the terms of the derivative contract. We minimize our credit risk by entering into transactions with high quality counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of our counterparties. In October 2008, one of our counterparties, Lehman Brothers Commercial Corporation, filed for bankruptcy. Consequently, we wrote off an insignificant asset related to derivatives held with them. This did not have a significant impact on our foreign currency risk management program. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration greater than one year be governed by an International Swaps and Derivatives Association master agreement. Market risk is the risk that the value of the financial instrument might be adversely affected by a change in foreign currency exchange rates, commodity prices, or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use, and the degree of market risk that may be undertaken by the use of derivative instruments.

We record derivative financial instruments at fair value in our consolidated balance sheets as either current assets or current liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings / (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings / (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Income Taxes:

Prior to our spin-off from Altria, we were included in Altria’s consolidated federal income tax return. We generally computed income taxes on a separate company basis; however, some of our foreign tax credits, capital losses and other credits could not be used on a separate company basis. To the extent that Altria used our foreign tax credits and other tax benefits in its consolidated federal income tax return, we recognized the benefit in the calculation of our provision for income taxes. This benefit was approximately $270 million in 2007 (both through the date of our spin-off as well as post-spin carryback claims to pre-spin periods) and $195 million in 2006. We made payments to, or were reimbursed by, Altria for the tax effects resulting from being included in Altria’s tax return. As of March 31, 2007, we are no longer a member of the Altria consolidated tax return group and we now file our own federal consolidated income tax returns.

In July 2006, new guidance was issued which addressed accounting for the uncertainty in income taxes. We adopted the guidance effective January 1, 2007. The guidance clarified when tax benefits should be recorded in the financial statements and provided measurement criteria for valuing such benefits. In order for us to recognize benefits, our tax position must be more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Before the implementation of this guidance, we established additional provisions for certain positions that were likely to be challenged even though we believe that those existing tax positions were fully supportable. The adoption of this guidance resulted in an increase to equity as of January 1, 2007 of $213 million.

We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Commodity Trends

We are a major purchaser of dairy, coffee, cocoa, wheat, corn products, soybean and vegetable oils, nuts, meat products, and sugar and other sweeteners. We also use significant quantities of plastic, glass and cardboard to package our products, and natural gas for our factories and warehouses. We continuously monitor worldwide supply and cost trends of these commodities so we can act quickly to obtain ingredients and packaging needed for production.

We purchase our dairy raw material requirements, including milk and cheese, from independent third parties such as agricultural cooperatives and independent processors. The prices for milk and other dairy product purchases are substantially influenced by market supply and demand, as well as by government programs. Dairy commodity costs on average were higher in 2008 than in 2007. Significant cost items in our biscuit and grocery products are grains (wheat, corn and soybean oil). Grain costs have experienced significant increases as a result of burgeoning global demand for food, livestock feed and biofuels such as ethanol and biodiesel. Grain costs on average were higher in 2008 than in 2007. The most significant cost item in coffee products is green coffee beans, which are purchased on world markets. Green coffee bean prices are affected by the quality and availability of supply, changes in the value of the U.S. dollar in relation to certain other currencies and consumer demand for coffee products. Green coffee bean costs on average were higher in 2008 than in 2007. A significant cost item in chocolate confectionery products is cocoa, which is purchased on world markets, and the price of which is affected by the quality and availability of supply and changes in the value of the British pound and the U.S. dollar relative to certain other currencies. Cocoa bean and cocoa butter costs on average were higher in 2008 than in 2007.

During 2008, our aggregate commodity costs rose significantly as a result of higher dairy, coffee, cocoa, wheat, nuts, meat products, soybean oil and packaging costs. For 2008, our commodity costs were approximately $2.0 billion higher than 2007, following an increase of approximately $1.1 billion in 2007 compared to 2006. Overall, we expect commodity costs to moderately increase in 2009.

Liquidity

We believe that our cash from operations, our existing $4.5 billion revolving credit facility (which supports our commercial paper program), and our authorized long-term financing will provide sufficient liquidity to meet our working capital needs (including the remaining cash requirements of the Restructuring Program), planned capital expenditures, future contractual obligations, authorized share repurchases, and payment of our anticipated quarterly dividends. Despite recent market conditions, we continue to utilize our commercial paper program and international credit lines for daily funding requirements. We also use short-term intercompany loans from foreign subsidiaries to improve financial flexibility, which have been made more feasible by recent, temporary U.S. tax law changes. Overall, we do not foresee any impact to funding sources that would have a material effect on our liquidity.

Net Cash Provided by Operating Activities:

Operating activities provided net cash of $4.1 billion in 2008, $3.6 billion in 2007 and $3.7 billion in 2006. Operating cash flows increased in 2008 from 2007 primarily due to increased earnings and working capital improvements (mainly from lower income tax payments and lower inventory levels), partially offset by increased interest paid. The increase in operating cash flows was partially offset by the $305 million tax transfer from Altria in 2007 for the federal tax contingencies held by them, less the impact of federal reserves reversed due to the adoption of new guidance which addressed accounting for the uncertainty in income taxes. The transfer from Altria was reflected within other in our consolidated statement of cash flows.

The decrease in 2007 operating cash flows from 2006 was due primarily to the $405 million tax reimbursement from Altria in 2006 related to the closure of a tax audit and increased marketing, administration and research costs. This decrease in operating cash flows was partially offset by the $305 million tax transfer from Altria discussed above and working capital improvements primarily due to lower income tax payments, partially offset by higher inventory levels.

We anticipate making U.S. pension contributions of approximately $220 million in 2009 and non-U.S. pension contributions of approximately $170 million in 2009. We expect to fund these contributions from operations.

Net Cash Used in Investing Activities:

One element of our growth strategy is to strengthen our brand portfolios and / or expand our geographic reach through disciplined programs of selective acquisitions and divestitures. We are regularly reviewing potential acquisition candidates and from time to time sell businesses to accelerate the shift in our portfolio toward businesses – whether global, regional or local – that offer us a sustainable competitive advantage. The impact of future acquisitions or divestitures could have a material impact on our cash flows.

Net cash used in investing activities was $1.3 billion during 2008, $8.4 billion during 2007 and $116 million during 2006. The decrease in cash used in investing activities in 2008 primarily related to lower payments for acquisitions, partially offset by lower proceeds from divestitures and higher capital expenditures. During 2008, we paid Groupe Danone S.A. $99 million to refund excess cash received in the acquisition of LU Biscuit. Additionally, we received $153 million in net proceeds on divestitures, primarily related to a Nordic and Baltic snacks operation and four operations in Spain, and we disbursed $56 million for transaction fees related to the split-off of the Post cereals business.

On November 30, 2007, we acquired LU Biscuit for €5.1 billion (approximately $7.6 billion) in cash. Additionally, during 2007, we received proceeds of $216 million from the divestitures of our flavored water and juice brand assets and related trademarks, our sugar confectionery assets in Romania and related trademarks and our hot cereal assets and trademarks. During 2006, we received proceeds of $946 million from the divestitures of our rice brand and assets, pet snacks brand and assets, industrial coconut assets, certain Canadian assets, a U.S. biscuit brand and a U.S. coffee plant.

Capital expenditures, which were funded by operating activities, were $1.4 billion in 2008 and $1.2 billion in 2007 and 2006. The 2008 capital expenditures were primarily used to modernize manufacturing facilities, implement the Restructuring Program, and support new product and productivity initiatives. We expect 2009 capital expenditures to be in line with 2008 expenditures, including capital expenditures required for systems investments. We expect to fund these expenditures from operations.

Net Cash (Used in) / Provided by Financing Activities:

Net cash used in financing activities was $2.1 billion during 2008 and $3.7 billion during 2006, compared with $5.1 billion provided during 2007. The net cash used in financing activities in 2008 primarily related to $5.9 billion in payments made on the bridge facility used to fund our LU Biscuit acquisition, $1.7 billion in dividends paid, $777 million in Common Stock share repurchases and $795 million in long-term debt repayments, primarily related to debt that matured on October 1, 2008, partially offset by $6.9 billion in proceeds from our long-term debt offerings. The net cash provided by financing activities in 2007 was primarily due to $6.4 billion in proceeds from long-term debt offerings and net outstanding borrowings of $5.5 billion under the bridge facility used to fund our LU Biscuit acquisition, partially offset by $3.7 billion in Common Stock share repurchases, $1.6 billion in dividends paid and a $1.5 billion repayment of long-term debt that matured. The net cash used in financing activities in 2006 primarily related to $1.6 billion in dividends paid, $1.3 billion in long-term debt repaid and $1.3 billion in Common Stock share repurchases.

In November 2009, $750 million of our long-term debt matures. We expect to fund the repayment through the issuance of commercial paper or long-term debt.

Borrowing Arrangements:

We maintain a revolving credit facility that we have historically used for general corporate purposes and to support our commercial paper issuances. The $4.5 billion, multi-year revolving credit facility expires in April 2010. No amounts have been drawn on this facility. In October 2008, one of the syndicate banks under our credit facility, Lehman Commercial Paper, Inc., filed for bankruptcy protection. Lehman’s commitment under our credit facility is approximately $136 million. We do not expect to replace them, and our capacity under our credit facility will accordingly be reduced to approximately $4.4 billion. We do not expect this to have a current or future effect on our liquidity.

We must maintain a net worth of at least $20.0 billion under the terms of our revolving credit facility. At December 31, 2008, our net worth was $22.3 billion. We expect to continue to meet this covenant. The revolving credit facility has no other financial covenants, credit rating triggers or provisions that could require us to post collateral as security.

In addition to the above, some of our international subsidiaries maintain primarily uncommitted credit lines to meet short-term working capital needs. Collectively, these credit lines amounted to $1.7 billion at December 31, 2008. Borrowings on these lines amounted to $291 million at December 31, 2008 and $250 million at December 31, 2007.

At December 31, 2007, we had borrowed €3.8 billion (approximately $5.5 billion) under the 364-day bridge facility agreement we used to acquire LU Biscuit (“LU Biscuit Bridge Facility”). Under the terms of the credit agreement, we were required to repay borrowings with the net cash proceeds from debt offerings having a maturity of greater than one year. As such, we repaid the €3.8 billion (approximately $5.9 billion at the time of repayments) with proceeds from our March 20, 2008 and May 22, 2008 debt issuances discussed below. Upon repayment, this facility was terminated.

Debt:

Our total debt was $20.3 billion at December 31, 2008 and $21.0 billion at December 31, 2007. Our debt-to-capitalization ratio was 0.48 at December 31, 2008 and 0.43 at December 31, 2007.

On December 19, 2008, we issued $500 million of senior unsecured notes; on May 22, 2008, we issued $2.0 billion of senior unsecured notes; and on March 20, 2008, we issued €2.85 billion (approximately $4.5 billion) of senior unsecured notes. We used the net proceeds from these issuances ($498 million in December, $1,967 million in May and approximately $4,470 million in March) for general corporate purposes, including the repayment of borrowings under our LU Biscuit Bridge Facility and other short-term borrowings.

On October 1, 2008, we repaid $700 million in notes. This repayment was primarily financed from commercial paper issuances.

In December 2007, we filed an automatic shelf registration on Form S-3 with the SEC. As a well-known seasoned issuer, we are able to register new debt securities in amounts authorized by our Board of Directors through December 2010. Our Board of Directors authorized $5.0 billion in long-term financing, which was in addition to the €5.3 billion authorized for the LU Biscuit acquisition.

In December 2007, we issued $3.0 billion of senior unsecured notes under the shelf registration. We used the net proceeds from the offering ($2,966 million) for general corporate purposes, including the repayment of outstanding commercial paper and a portion of our LU Biscuit Bridge Facility.

In August 2007, we issued $3.5 billion of senior unsecured notes, which was the remainder of the capacity under our former Form S-3 shelf registration statement on file with the SEC. We used the net proceeds from the offering ($3,462 million) for general corporate purposes, including the repayment of outstanding commercial paper.

The notes from all issuances discussed above include covenants that restrict our ability to incur debt secured by liens above a certain threshold. We are also required to offer to purchase these notes at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase, if we experience both of the following:

(i)	a “change of control” triggering event, and
(ii)	a downgrade of these notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period.

We expect to continue to comply with our long-term debt covenants. Refer to Note 7, Debt and Borrowing Arrangements, to the revised consolidated financial statements for further details of these debt offerings.

We refinance long-term and short-term debt from time to time. The nature and amount of our long-term and short-term debt and the proportionate amount of each varies as a result of future business requirements, market conditions and other factors. At December 31, 2008, we had approximately $3.0 billion remaining in long-term financing authority from our Board of Directors.

Debt Ratings:

At December 31, 2008, our debt ratings by major credit rating agencies were:

	Short-term	Long-term

Moody’s	P-2	Baa2
Standard & Poor’s	A-2	BBB+
Fitch	F2	BBB

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

We have no off-balance sheet arrangements other than the guarantees and contractual obligations that are discussed below.

Guarantees:

As discussed in Note 13, Commitments and Contingencies, to the revised consolidated financial statements we have third-party guarantees because of our acquisition, divestiture and construction activities. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At December 31, 2008, the maximum potential payments under our third-party guarantees were $43 million, of which $8 million have no specified expiration dates. Substantially all of the remainder expire at various times through 2018. The carrying amounts of these guarantees were $38 million on our consolidated balance sheet at December 31, 2008.

In addition, at December 31, 2008, we were contingently liable for $186 million of guarantees related to our own performance. These include letters of credit related to dairy commodity purchases and guarantees related to the payment of custom duties and taxes, and other letters of credit.

Guarantees do not have, and we do not expect them to have, a material effect on our liquidity.

Aggregate Contractual Obligations:

The following table summarizes our contractual obligations at December 31, 2008:

	Payments Due
	Total	2009	2010-11	2012-13	2014 and Thereafter
	(in millions)

Long-term debt (1)	$19,393	$757	$2,702	$5,845	$10,089
Interest expense (2)	11,801	1,204	2,259	1,672	6,666
Capital leases (3)	83	13	20	15	35
Operating leases (4)	796	250	335	140	71
Purchase obligations: (5)
Inventory and production costs	5,695	4,324	975	391	5
Other	913	769	137	6	1

	6,608	5,093	1,112	397	6
Other long-term liabilities (6)	2,372	224	518	469	1,161

	$41,053	$7,541	$6,946	$8,538	$18,028

(1)        Amounts represent the expected cash payments of our long-term debt and do not include unamortized bond premiums or discounts. On September 3, 2009, we redeemed our November 2011, 7% $200 million debenture at par value. Due to the early redemption, the 2010-2011 payment amount included in the above table was reduced by $200 million.

(2)        Amounts represent the expected cash payments of our interest expense on our long-term debt. Interest calculated on our variable rate debt was forecasted using a LIBOR rate forward curve analysis as of December 31, 2008. Interest calculated on our euro notes was forecasted using the euro to U.S. dollar exchange rate as of December 31, 2008. An insignificant amount of interest expense was excluded from the table for a portion of our foreign debt due to the complexities involved in forecasting expected interest payments.

(3)        Amounts represent the expected cash payments of our capital leases, including the expected cash payments of interest expense of approximately $22 million on our capital leases.

(4)        Operating leases represent the minimum rental commitments under non-cancelable operating leases.

(5)        Purchase obligations for inventory and production costs (such as raw materials, indirect materials and supplies, packaging, co-manufacturing arrangements, storage and distribution) are commitments for projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology and professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction. Most arrangements are cancelable without a significant penalty, and with short notice (usually 30 days). Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(6)        Other long-term liabilities primarily consist of estimated future benefit payments for our postretirement health care plans through December 31, 2018 of $2,290 million. We are unable to reliably estimate the timing of the payments beyond 2018; as such, they are excluded from the above table. In addition, the following long-term liabilities included on the consolidated balance sheet are excluded from the table above: accrued pension costs, income taxes, insurance accruals and other accruals. We are unable to reliably estimate the timing of the payments (or contributions beyond 2009, in the case of accrued pension costs) for these items. We currently expect to make approximately $390 million in contributions to our pension plans in 2009. We also expect that our net pension cost will increase by approximately $200 million to approximately $440 million in 2009. As of December 31, 2008, our total liability for income taxes, including uncertain tax positions and associated accrued interest and penalties, was $1,075 million. We expect to pay approximately $104 million in the next 12 months. While years 2000 through 2003 are currently under examination by the IRS, we are not able to reasonably estimate the timing of future cash flows beyond 12 months due to uncertainties in the timing of this and other tax audit outcomes.

Equity and Dividends

Stock Repurchases:

Our Board of Directors authorized the following Common Stock repurchase programs. We are not obligated to repurchase any of our Common Stock and may suspend our current program at our discretion. The total repurchases under these programs were 25.3 million shares for $777 million in 2008, 110.1 million shares for $3,640 million in 2007 and 38.7 million shares for $1,250 million in 2006. We made these repurchases of our Common Stock in open market transactions.

Share Repurchase Program Authorized by the Board of Directors	$5.0 billion	$2.0 billion	$1.5 billion

Authorized / completed period for repurchase	April 2007 – March 2009	March 2006 – March 2007	December 2004 – March 2006

Aggregate cost of shares repurchased in 2008 (millions of shares)	$777 million (25.3 shares)

Aggregate cost of shares repurchased in 2007 (millions of shares)	$3.5 billion (105.6 shares)	$140 million (4.5 shares)

Aggregate cost of shares repurchased in 2006 (millions of shares)		$1.0 billion (30.2 shares)	$250 million (8.5 shares)

Aggregate cost of shares repurchased life-to-date under program (millions of shares)	$4.3 billion (130.9 shares)	$1.1 billion (34.7 shares)	$1.5 billion (49.1 shares)

As of December 31, 2008, we had $723 million remaining under our $5.0 billion share repurchase authority. Given the present environment, we do not expect to make further share repurchases before the current program authority expires on March 30, 2009.

In March 2007, we repurchased 1.4 million additional shares of our Common Stock from Altria at a cost of $46.5 million. We paid $32.085 per share, which was the average of the high and the low price of Kraft Foods Common Stock as reported on the NYSE on March 1, 2007. This repurchase was in accordance with our Altria spin-off agreement.

Stock Plans:

Beginning in 2008, we changed our annual and long-term incentive compensation programs to further align them with shareholder returns. Under the annual incentive program, we now grant equity in the form of both restricted or deferred stock and stock options. The restricted or deferred stock will continue to vest 100% after three years, and the stock options will vest one-third each year beginning on the first anniversary of the grant date. Additionally, we changed our long-term incentive plan from a cash-based program to a share-based program. These shares vest based on varying performance, market and service conditions.

In January 2008, we granted 1.4 million shares of stock in connection with our long-term incentive plan. The market value per share was $32.26 on the date of grant. The unvested shares have no voting rights and do not pay dividends.

In February 2008, as part of our annual incentive program, we issued 3.4 million shares of restricted and deferred stock to eligible U.S. and non-U.S. employees. The market value per restricted or deferred share was $29.49 on the date of grant. Also, as part of our annual incentive program, we granted 13.5 million stock options to eligible U.S. and non-U.S. employees at an exercise price of $29.49.

In addition, we also issued 0.2 million off-cycle shares of restricted and deferred stock during 2008. The weighted-average market value per restricted or deferred share was $30.38 on the date of grant. In aggregate, we issued 5.0 million restricted and deferred shares during 2008, including those issued as part of our long-term incentive plan. We also granted 0.1 million off-cycle stock options during 2008 at an exercise price of $30.78. In aggregate, we granted 13.6 million stock options during 2008.

At December 31, 2008, the number of shares to be issued upon exercise of outstanding stock options, vesting of non-U.S. deferred shares and vesting of long-term incentive plan shares was 44.5 million or 3.0% of total shares outstanding.

Our Board of Directors approved a stock option grant to our Chief Executive Officer on May 3, 2007, to recognize her election as our Chairman. She received 300,000 stock options under the 2005 Performance Incentive Plan, which vest under varying market and service conditions and expire ten years after the grant date.

In January 2007, we issued 5.2 million shares of restricted and deferred stock to eligible U.S. and non-U.S. employees as part of our annual incentive program. The market value per restricted or deferred share was $34.655 on the date of grant. Additionally, we issued 1.0 million off-cycle shares of restricted and deferred stock during 2007. The weighted-average market value per restricted or deferred share was $34.085 on the date of grant. The total number of restricted and deferred shares issued in 2007 was 9.2 million, including those issued as a result of our spin-off from Altria (discussed below).

Upon our spin-off, Altria stock awards were modified through the issuance of Kraft Foods stock awards, and accordingly, the Altria stock awards were split into two instruments. Holders of Altria stock options received: 1) a new Kraft Foods option to acquire shares of Kraft Foods Common Stock; and 2) an adjusted Altria stock option for the same number of shares of Altria common stock previously held, but with a proportionally reduced exercise price. For each employee stock option outstanding, the aggregate intrinsic value immediately after our spin-off from Altria was not greater than the aggregate intrinsic value immediately prior to it. Holders of Altria restricted stock or stock rights awarded before January 31, 2007, retained their existing awards and received restricted stock or stock rights in Kraft Foods Common Stock. Recipients of Altria restricted stock or stock rights awarded on or after January 31, 2007, did not receive Kraft Foods restricted stock or stock rights because Altria had announced the spin-off at that time. We reimbursed Altria $179 million for net settlement of the employee stock awards. We determined the fair value of the stock options using the Black-Scholes option valuation model, and adjusted the fair value of the restricted stock and stock rights by the value of projected forfeitures.

Based upon the number of Altria stock awards outstanding upon our spin-off, we granted stock options for 24.2 million shares of Common Stock at a weighted-average price of $15.75. The options expire between 2007 and 2012. In addition, we issued 3.0 million shares of restricted stock and stock rights. The market value per restricted share or right was $31.66 on the date of grant. Restrictions on the majority of these restricted stock and stock rights lapse in either the first quarter of 2008 or 2009.

Dividends:

We paid dividends of $1,663 million in 2008 and $1,638 million in 2007. The 1.5% increase reflects a higher dividend rate in 2008, partially offset by a lower number of shares outstanding because of share repurchases and the split-off of the Post cereals business. During the third quarter of 2008, our Board of Directors approved a 7.4% increase in the current quarterly dividend rate to $0.29 per share on our Common Stock. As a result, the present annualized dividend rate is $1.16 per common share. The declaration of dividends is subject to the discretion of our Board of Directors and depends on various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors that our Board of Directors deems relevant to its analysis and decision making.

Recent Developments

On September 7, 2009, we disclosed that we approached the Board of Cadbury plc (“Cadbury”) with a proposal to combine the two companies. The Board of Cadbury has rejected this proposal. We remain interested in working toward a recommended transaction. We proposed an offer for Cadbury (the “Possible Offer”) of 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share. This valued each Cadbury share at 745 pence (based on the closing price of $28.10 for a Kraft Foods share on September 4, 2009 and an exchange rate of 1.6346 $/£) and valued the entire issued share capital of Cadbury at £10.2 billion (approximately $16.7 billion). The combination would build on Kraft Foods’ position as a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands.

The Possible Offer contained several criteria, including our ability to obtain satisfactory financing, on the basis that we would maintain an investment-grade credit rating, and the right to change our offer at any time. Refer to the Form 8-K we filed with the SEC on September 8, 2009 for further details of the Possible Offer.

Pursuant to the U.K. City Code on Takeovers and Mergers, the U.K. Takeover Panel set a deadline of November 9, 2009 for us to formally make an offer for Cadbury, or walk away.

New Accounting Guidance

See Note 1, Summary of Significant Accounting Policies, and Note 10, Stock Plans, to the revised consolidated financial statements for a discussion of new accounting guidance.

Contingencies

See Note 13, Commitments and Contingencies, to the revised consolidated financial statements and Part I Item 3. Legal Proceedings of our Form 10-K for the year ended December 31, 2008 for a discussion of contingencies.